EXHIBIT 21.1

NWPX INFRASTRUCTURE, INC.

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2025

Permalok Corporation, Missouri

Thompson Tank Holdings, Inc., Oregon

NWPC, LLC, Delaware

WTG Holding U.S., Inc., California

Bolenco Corporation, California

NWPC de SLRC, S de RL de CV, Mexico

NWPC de Mexico, S de RL de CV, Mexico

Rio Co., S de RL de CV, Mexico

Corporacion Californiana de Tuberias APS, S de RL de CV, Mexico

Geneva Pipe and Precast Company, Utah

Park Environmental Equipment, LLC, Texas